 Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Ownership

Transit Pro Tech, Limited	Hong Kong	100%

Shenzhen Guantu Technology Co. Limited	Shenzhen, PRC	100%